ROEX, INC.
                             SUBSCRIPTION AGREEMENT


         1. SUBSCRIPTION. The undersigned hereby subscribes to purchase ___________ shares of the common stock, no par value (the "Common Stock"), of Roex, Inc. (the "Company") for a purchase price equal to $5.00 per share or $______________ total. A check payable to "Roex, Inc. Subscription Account" in the full amount of the purchase price is enclosed with this Subscription Agreement.


      2. SUBSCRIPTION FUNDS. The undersigned understands that the subscription funds will be held in an escrow account at the Santa Barbara Bank & Trust ("Escrow Agent") or in a segregated account established for such purpose by the Company, if such funds are received after the initial closing on the Common Stock has taken place. In the event this Subscription Agreement is rejected in whole by the Company, or if subscriptions for a minimum of 500,000 shares have not been received and accepted by the Escrow Agent, the funds will be promptly returned to the undersigned without interest or deduction, and this Subscription Agreement will be null and void. In the event this Subscription Agreement is accepted, in whole or in part, the funds deposited in the escrow account or the segregated subscription account will be paid over to the Company at a closing and applied as described in the Prospectus (and any amounts which the undersigned has tendered in excess of the cash subscription for the Shares allocated to the undersigned will be returned).


         3. ACKNOWLEDGEMENT. The undersigned acknowledges that, prior to signing this Subscription Agreement, he or she has received the Prospectus describing the offering of shares of Common Stock by the Company and has carefully reviewed the risks of, and other considerations relevant to, a purchase of the Common Stock, including those described under the caption "Risk Factors" in the Prospectus. It is specifically agreed to by the Company and the undersigned understands that by signing this subscription Agreement the undersigned does not waive any right of action he/she may have under applicable federal securities laws.

         4. TERM OF SUBSCRIPTION. The undersigned understands that he/she may rescind this subscription at any time prior to the time that the Company accepts this Subscription Agreement. If the undersigned exercises this right of rescission, all funds will be returned to the undersigned, without interest.

         5. REJECTION BY COMPANY. The Company may, in its sole discretion, reject this subscription in whole or in part. No cancellation fee will be charged if the Company rejects this subscription.



The undersigned hereby executes this Subscription Agreement as of the    day of
                                                                     ---
                 ,   2000,  at                 ,
-----------------              ---------------- ---------------.
                                    (city)           (state)


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                               SUBSTITUTE FORM W-9
               PAYER'S REQUEST FOR TAXPAYER IDENTIFICATION NUMBERS

Under the penalties of perjury, I certify that: (1) the Social Security Number or Taxpayer Identification Number given below is correct; and (2) I am not subject to backup withholding. INSTRUCTION: YOU MUST CROSS OUT NUMBER 2 ABOVE IF YOU HAVE BEEN NOTIFIED BY THE INTERNAL REVENUE SERVICE THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDERREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURN.


MAIL TO:


Signature:
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Print Name:
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Federal Employer Identification Number:
                                        ------------------------

Social Security Number:
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Street Address:
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City, State and Zip Code:
                          ------------------------

Telephone Number:
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